Exhibit 6.10

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of June 28, 2017 (“Effective Date”) between Spartan Capital Securities, LLC (the “Consultant”) and Alzamend Neuro, Inc., a Delaware corporation (the “Company”). The Company and the Consultant are collectively herein referred to as the “Parties.”

WITNESSETH

WHEREAS, the Consultant is desirous of providing the Company with consulting services, including but not limited to introducing the Company to sources of financing, on terms and conditions hereinafter set forth;

WHEREAS, the Consultant has been engaged to serve as placement agent with respect to a “$500,000 minimum/$4,000,000 maximum” private offering of the Company’s Common Stock (the “Private Placement”).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the Parties agree as follows:

1.            Term. This Agreement shall be effective as of the date first written above and shall continue in effect for sixty (60) months.

2.	Services.

2.1       Services. During the term of this Agreement, the Consultant will stand ready to provide, as the Company shall reasonably request, consulting services related to general corporate matters, including, but not limited to (i) advice and input with respect to raising capital, potential M&A transactions (e.g., candidates and valuations), (ii) identifying suitable personnel for management (including Chief Executive Officer) and Board of Directors and Advisory Board positions, (iii) developing corporate structure and finance strategies, (iv) assisting the Company with strategic introductions, (v) assisting management with enhancing corporate and shareholder value, and (vi) introducing the Company to potential investors (collectively, the “Advisory Services”).

3.	Compensation.

3.1       Consulting Fee. The Company shall pay to the Consultant a consulting fee for the services to be rendered over the sixty (60) month term of this Agreement which shall not exceed One Million Four Hundred Thousand Dollars ($1,400,000) in the aggregate. Such fee shall be payable as follows:

(a) An initial service retainer of Two Hundred Thousand Dollars ($200,000) shall be paid by wire transfer from the escrow account established in connection with the Private Placement at such time as Two Million Five Hundred Thousand Dollars ($2,500,000) of gross proceeds have been raised in the Private Placement.

(b) To the extent that the gross proceeds of the Private Placement exceed Two Million Seven Hundred Thousand Dollars ($2,700,000), the Company shall pay, upon the final closing of the Private Placement by wire transfer from the Escrow Account, an amount equal to the amount by which the gross proceeds of the Private Placement exceed Two Million Seven Hundred Thousand Dollars ($2,700,000), pro-rated to the extent that the total gross proceeds of the Private Placement are less than Four Million Dollars ($4,000,000), and subject to a maximum payment of One Million Two Hundred Thousand Dollars under this Section 3.1(b). By way of example, if the total gross proceeds of the Private Placement are $3,200,000, the Company shall pay $461,538.36 to the Placement Agent from the proceeds of the Private Placement (i.e., since the maximum amount of Private Placement proceeds above $2,700,000 is $1,300,000, if $500,000 of such $1,300,000 maximum amount is raised in the Private Placement, Consultant will be entitled to an initial payment equal to approximately 38.5% of $1,200,000 and the Company shall record such initial payment as a prepaid asset).

(c)        Provided that no less than Two Million Seven Hundred Thousand Dollars ($2,700,000) in gross proceeds are raised in the Private Placement, the Consultant shall be entitled to a monthly consulting fee which shall be paid over the sixty (60) month period following the final closing of the Private Placement. The monthly fee shall be equal to the amount determined by (i) dividing the dollar amount of the gross proceeds actually raised in the offering by Four Million Dollars ($4,000,000), (ii) multiplying that quotient by $1,400,000, (iii) deducting from such product the aggregate amount of the payments made pursuant to Section 3.1(a) and 3.1(b) above and (iv) dividing the result by sixty (60); provided, however, if the aggregate amount of the prepaid consulting fee exceeds twelve months and cash on hand is less than One Million Dollars ($1,000,000), then such monthly payment may be delayed, at the Company’s option, until cash on hand exceeds One Million Dollars ($1,000,000), but in no event beyond the term of this Agreement.

3.2       Out-of-pocket expenses. The Consultant shall be reimbursed for reasonable out-of-pocket expenses incurred in connection with the Consultant’s performance of Advisory Services. All such expenses must be approved in advance and in writing by the Company prior to the Consultant incurring such expenses.

3.3       Disputes. The Company shall pay each invoice for out-of-pocket expenses within thirty (30) days of receipt of such invoice by the Company, unless the Company disputes the invoice. The Company shall, within thirty (30) days after such invoice is received, notify the Consultant that it disputes the accuracy or appropriateness of the invoice and specify the item in such invoice which the Company considers to be inaccurate or inappropriate.

3.4       Taxes. The Consultant shall be responsible for and pay all federal, state and local taxes that arise in connection with the Services performed hereunder.

4.	Confidential Information.

4.1       The term "Confidential Information" means any and all business and technical information, samples, formulas, data and written and verbal descriptions relating to the Company or any of its subsidiaries disclosed to the Consultant.

4.2        The Confidential Information is being disclosed by the Company to the Consultant in order for Consultant to provide the Services hereunder.

4.3        The Consultant shall not use the Confidential Information for any other purpose other than for the purpose of providing the Services pursuant to this Agreement.

4.4       All Confidential Information disclosed by the Company to the Consultant shall remain the property of the Company and shall not be disclosed by Consultant to anyone, without prior written permission of the Company. Such Confidential Information shall be promptly returned to the Company within fifteen (15) days after a written request by the Company, except that Consultant shall have the right to retain one (1) copy of the Company’s Confidential Information so that any continuing obligations to the Company may be determined.

4.5       Confidential Information does not include any information which: (a) at the time of disclosure was in the public domain, (b) after disclosure becomes part of the public domain, except through breach of this Agreement by the Consultant, (c) the Consultant can demonstrate by its written records was in the Consultant’s possession prior to the time of disclosure by or on behalf of the Company hereunder, and was not acquired directly or indirectly from the Company, (d) becomes available to the Consultant from a third party which, to the knowledge of Consultant, is not legally prohibited from disclosing such Confidential Information, or (e) the Consultant can demonstrate by its written records was developed by or for the Consultant independently of the disclosure of Confidential Information by the Company.

4.6       Consultant’s obligations regarding Confidential Information shall survive termination of this Agreement and remain enforceable for a period of five (5) years following termination of this Agreement.

5.            Publicity. The Consultant shall not refer to the existence of this Agreement in any press release, advertising or other public statement, written or oral, without the prior written consent of the Company, except as required by applicable law or regulation.

6.            Ownership. The Company shall have complete and exclusive ownership of all work products, as well as all materials (and all intellectual property rights in and to all of the foregoing) (collectively, “Work Product”), produced by Consultant under this Agreement. In furtherance of the foregoing, the Consultant hereby irrevocably assigns to the Company all right, title and interest in and to such Work Product. The Consultant agrees to execute all documents deemed reasonably necessary by the Company to evidence or perfect the foregoing assignment.

7.            Patent Rights. No right or license, either expressed or implied, under any licensing agreement, patent or proprietary right of the Company is granted hereunder. Any information or technology, including but not limited to data, products, processes, formulations, machinery and apparatus, and uses thereof, which Consultant may develop, improve, discover or invent as a result of the Services (the “Technology”) shall be considered to be “Work Product” and shall become the property of the Company. The Consultant shall immediately disclose any Technology to the Company. The Consultant shall also execute any other documents reasonably requested by the Company related to the Technology and the Work Product, including documents necessary for patent or regulatory filings and cooperate with the Company after the filing of patent or regulatory documents for as long as necessary to vest the rights to the Technology in the Company, including execution of necessary documents in subsequent continuation, continuation-in-part, divisional, international, and foreign patent applications.

8.            Return of Materials. Upon the expiration or termination of this Agreement, whichever occurs first, the Consultant shall transfer to the Company all Work Product, Technology, work in progress, property, Confidential Information and all other materials in the Consultant’s possession or control that are the property of the Company.

9.            Indemnity.

9.1        By the Company. The Company shall defend, indemnify and hold the Consultant harmless in accordance with the indemnification and other provisions set forth in Exhibit A hereto, which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

9.2        By Consultant. The Consultant shall defend, indemnify and hold harmless the Company from and against any and all Liabilities arising out of or from the Consultant’s gross negligence or willful misconduct in connection with the performance of this Agreement. The Consultant’s obligations under this Section 9.2 shall survive the termination or expiration of this Agreement.

10.           Registration Rights.

10.1       The Company agrees, subject to applicable law or regulations including but not limited to Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), to use its commercially reasonable efforts to, within one hundred and eighty (180) days (the “Filing Deadline”) of the final (in the case of an underwriter’s exercise of an over-allotment option) closing of an initial public offering of the Company’s equity securities registered under the Securities Act, file a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), which Registration Statement shall cover (i) the shares of common stock issuable to the Consultant pursuant to this Agreement, (ii) and the shares of Common Stock issued in the Private Placement (collectively, the “Registrable Shares”). The Company shall use commercially reasonable efforts to have the Registration Statement declared effective within 120 days from the Filing Deadline. The Company shall not (i) file any other registration statements (except for Form S-8 registration statements) until the Registration Statement is declared effective by the SEC, or (ii) include in the Registration Statement any securities other than the Registrable Shares.

10.2       Registration Procedures. In furtherance of its obligations under this Section 10 the Company shall, as expeditiously as reasonably possible:

(a)       Use its commercially reasonable efforts to (i) cause the Registration Statement to become effective, and (ii) cause the Registration Statement to remain effective until the earliest to occur of (A) such date as the Consultant and the other selling shareholders (collectively with the Consultant, the “Selling Shareholders”) has completed the distribution described in the Registration Statement and (B) such time that all of such Registrable Shares are no longer, by reason of Rule 144 under the Securities Act, required to be registered for the sale thereof by the Selling Shareholders. The Company will also use its commercially reasonable efforts to, during the period that the Registration Statement is required to be maintained hereunder, file such post-effective amendments and supplements thereto as may be required by the Securities Act and the rules and regulations thereunder or otherwise to ensure that the Registration Statement does not contain any untrue statement of material fact or omit to state a fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading; provided, however, that if applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (i) includes any prospectus required by Section 10(a)(3) of the Securities Act or (ii) reflects facts or events representing a material or fundamental change in the information set forth in the Registration Statement, the Company may incorporate by reference information required to be included in (i) and (ii) above to the extent such information is contained in periodic reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in the Registration Statement.

(b)       Prepare and file with the SEC such amendments and supplements to the Registration Statement, and the prospectus used in connection with the Registration Statement, as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Registration Statement.

(c)       Furnish to each Selling Shareholder, once the Registration Statement has been declared effective, such numbers of copies of a prospectus and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Shares owned by the Selling Shareholder.

(d)       Use commercially reasonable efforts to register and qualify the securities covered by the Registration Statement under such other federal or state securities laws of such jurisdictions as shall be reasonably requested by the Consultant; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e)       If applicable, cause all such Registrable Shares registered on the Registration Statement to be listed on the national securities exchange on which shares of Common Stock are then listed.

(f)       Cooperate with the Selling Shareholders to facilitate the timely preparation and delivery of certificates representing the Registrable Shares to be sold, which certificates will not bear any restrictive legends.

10.3       Furnish Information. It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Section 10 with respect to the Registrable Shares that the Consultant shall furnish to the Company such information regarding the Selling Shareholders, the Registrable Shares held by the Selling Shareholders, and the intended method of disposition of such securities as shall be reasonably required by the Company to affect the registration of the Registrable Shares.

10.4       Registration Expenses. The Company shall bear and pay all registration expenses incurred in connection with any registration, filing or qualification of the Registrable Shares with respect to registration pursuant to this Section 10 for the Selling Shareholders, but excluding legal or other expenses of the Selling Shareholders.

10.5       Indemnification. In the event that any Registrable Shares are included in a Registration Statement under this Section 10:

(a)       To the extent permitted by law, the Company will indemnify and hold harmless the Selling Shareholders for Consultant and each person, if any, who controls, within the meaning of the Securities Act, a Selling Shareholder against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act or the Exchange Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation by the Company of the Securities Act, the Exchange Act, or any rule or regulation promulgated under the Securities Act or the Exchange Act, and the Company will pay to the Selling Shareholders, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 10.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by a Selling Shareholder or any underwriter or controlling person.

(b)       Each Selling Shareholder will indemnify and hold harmless the Company, each of its directors, each of its officers, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Selling Shareholder selling securities in the Registration Statement and any controlling person of any such underwriter or other Selling Shareholder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, or the Exchange Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Selling Shareholder expressly for use in connection with such registration; and each such Selling Shareholder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 10.5(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 10.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Selling Shareholder, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity under this Section 10.5(b) exceed the dollar amount of the proceeds received by such Selling Shareholder upon the sale of the Registrable Shares included in the Registration Statement giving rise to such indemnification obligation.

(c)       Promptly after receipt by an indemnified party under this Section 10.5 of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 10.5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel selected by the indemnifying party and approved by the indemnified party (whose approval shall not be unreasonably withheld); provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 10.5, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 10.5.

(d)       If the indemnification provided for in this Section 10.5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)       The obligations of the Company and Consultant under this Section 10.5 shall survive the completion of the Offering.

10.6       Permitted Transferees. The rights to cause the Company to register Shares granted to the Consultant by the Company under this Section 10 may be assigned in full or in part by Consultant in connection with a transfer of the Shares upon the written approval of the Company, which shall not unreasonably be withheld.

10.7       Survival. The rights and obligations set forth in this Section 10 shall survive the expiration or termination of this Agreement.

11.           Independent Contractor. The Consultant shall perform all of Consultant’s obligations under this Agreement as an independent contractor and not as an agent, employee or representative of the Company. The Consultant shall not participate in any insurance programs or benefits including, but not limited to, workers' compensation insurance, disability insurance or any other employee benefits available to the Company’s employees.

12.           Assignment. The Consultant shall not assign this Agreement or the performance of Consultant’s obligations hereunder, without the express prior written consent of the Company.

13.           Notices. Any notice consent, authorization of other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by fax, three days after being mailed by first class mail, or one day after being sent by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, as the following address or fax number (or such other address or fax number as shall hereafter be specified by such party by like notice):

a.	If to the Company, to:	b.	If to the Consultant:

	Alzamend Neuro, Inc.		Spartan Capital Securities, LLC
	50 W. Broadway, Suite 300		45 Broadway
	Salt Lake City, Utah 84101		New York, New York 10006.
	Attn: Philip E. Mansour		Attn: John Lowry
	Telephone: (949) 346-5822		Telephone: (212) 293-0123

14.           Counterparts. This Agreement may be executed in one or more counterparts each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same instrument. Facsimile signatures shall be treated as original signatures.

15.           Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, the remainder of this Agreement shall continue in full force and effect.

16.           Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

17.           Waiver. A waiver by either party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

18.           Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the specific matters contained herein, and this Agreement has no bearing or effect on any prior agreements entered into by the Parties. This Agreement may be modified or amended only in writing signed by the Parties. The descriptive headings of each numbered section of this Agreement are for convenience only and are not for use in the construction and/or interpretation of this Agreement.

19.           Applicable Law. This Agreement shall be deemed to have been made in the State of New York and shall be construed and governed in accordance with the laws of the State of New York without regard to the conflicts of laws rules of such jurisdiction. The parties hereby irrevocably consent to the jurisdiction of the courts located in the State of New York.

IN WITNESS WHEREOF, the Parties have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

Spartan Capital Securities, LLC

By:
Name:	John Lowry
Title:	Chief Executive Officer

Alzamend Neuro, Inc.

By:
Name:	Philip E. Mansour
Title:	President and Chief Executive Officer

EXHIBIT A

INDEMNIFICATION PROVISIONS

Alzamend Neuro, Inc. (the “Company”) agrees to indemnify and hold harmless Spartan Capital Securities, LLC (“Consultant”) and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, and reasonable costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and reasonable legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the reasonable costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Consultant’s acting for the Company, including, without limitation, any act or omission by Consultant in connection with its acceptance of or the performance or non-performance of its obligations under the Consulting Agreement between the Company and Consultant to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto), or the enforcement by Consultant of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of an Indemnified Party. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Consultant by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These indemnification provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Consultant, its present and former affiliated entities, partners, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder unless the Company is prejudiced by such failure. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the reasonable fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of Consultant, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties against whom it has made a claim of an unconditional release from all liability in respect of such claim, and (ii) does not contain any untrue factual or legal admission by or with respect to an Indemnified Party or an untrue adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to indemnification or contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and its stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Consultant in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Consultant pursuant to the Agreement.

Neither termination nor completion of the engagement of Consultant referred to above shall affect these indemnification provisions which shall remain operative and in full force and effect. The indemnification provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.